Exhibit 3.37

ARTICLES OF INCORPORATION
OF
GB ACQUISITION USA, INC.

ARTICLE I
Name
The name of this Corporation is GB Acquisition USA, Inc.

ARTICLE II
Capital Stock
The total number of shares which this Corporation is authorized to issue is one hundred million (100,000,000) shares of common stock, with no par value, which shall be the only class of shares of this Corporation.

ARTICLE III
No Preemptive Rights
Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

ARTICLE IV
Directors
A.    This Corporation shall have at least one director, the actual number to be fixed in accordance with the Bylaws. The initial Board of Directors shall consist of one (1) director, who shall serve until the first annual meeting of shareholders and until his successor is elected and qualified.

B.    The name and address of the initial director of this Corporation is as follows:
Rod Senft
3190 Traverse Avenue
West Vancouver, BC V7V 1G3
CANADA

ARTICLE V
No Cumulative Voting
There shall be no cumulative voting of shares of stock in this Corporation.

ARTICLE VI
Shareholder Action Without Meeting
Any action that may be taken at a meeting of the shareholders may be taken without a meeting or a vote if the action is taken by one or more consents each in the form of a record, delivered to this Corporation of (i) all shareholders entitled to vote on the action, or (ii) shareholder holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. To the extent the Washington Business Corporation Act require prior notice of any such action be given to nonconsenting or nonvoting shareholders, such notice shall be made at least one business day, or such longer period as is required by the Washington Business Corporation Act, prior to the date the action becomes effective. Any such notice shall be in such form as may be required by the Washington Business Corporation Act. Any consent delivered to this Corporation pursuant to this Article shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders and each consent shall be in an executed record or, if this Corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location or system, in an executed electronically transmitted record.

ARTICLE VII
Shareholder Voting on Significant Corporate Action
Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of this Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

ARTICLE VIII
Limitation on Director Liability
To the fullest extent permitted by the Washington Business Corporation Act and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

ARTICLE IX
Indemnification of Directors
To the fullest extent permitted by its Bylaws and the Washington Business Corporation Act, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

ARTICLE X
Registered Office and Registered Agent
The name of the registered agent of this Corporation and the street address of its registered office are as follows:
JGB Service Corporation
600 University Street, Suite 3600
Seattle, WA 98101

ARTICLE XI
Incorporator
The name and address of the incorporator are as follows:
Duff Bryant
600 University Street, Suite 3600
Seattle, WA 98101

DATED: July 10, 2007

/s/ Duff Bryant
Duff Bryant Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT

The undersigned hereby consents to serve as registered agent for GB Acquisition USA, Inc. for the State of Washington.

DATED this 10th date of July, 2007.

JGB SERVICE CORPORATION

By:	/s/ Jill Peterson
Jill Peterson
Assistant Secretary

600 University Street, Suite 1600 Seattle, WA 98101